CHEMBIO PROVIDES UPDATE ON DPP® HIV 1/2 ASSAY CLIA WAIVER APPLICATION

MEDFORD, N.Y., February 10, 2014 - Chembio Diagnostics, Inc. (NASDAQ:CEMI) a leader in point-of-care diagnostic tests for infectious diseases, today provided an update on its discussions with the U.S. Food and Drug Administration (FDA) concerning the company's CLIA waiver application for its DPP® HIV 1/2 Assay.  The DPP® HIV 1/2 Assay was approved by the FDA for professional use under an approved Pre-Marketing Application in December 2012. During 2013 untrained user studies were performed in support of a CLIA waiver application which was filed with the FDA at the end of November. During a recent discussion, the FDA indicated that additional new infections should be detected to strengthen Chembio's data that the DPP HIV-1/2 Assay performs equivalently in the hands of the untrained user as compared to the professional user.  Chembio is currently working with the FDA to define the specific additional requirements necessary for satisfactory completion of the CLIA waiver application.
The Company had anticipated that the CLIA waiver would be granted by the end of the first quarter of 2014.  The FDA's recent request will delay issuance of the waiver.  A new anticipated timetable will be announced when the Company believes it is in a reasonable position to do so.

About Chembio Diagnostics
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $10 billion point-of-care testing market. Chembio's two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Alere, Inc. Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors. Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®. Headquartered in Medford, NY, with approximately 200 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485. For more information, please visit: www.chembio.com.
Forward-Looking Statements
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

CONTACTS:          Chembio Diagnostics
Susan Norcott
(631) 924-1135, ext. 125
snorcott@chembio.com

                                                     Vida Strategic Partners (investors)
Stephanie C. Diaz
                                               (415) 675-7401
sdiaz@vidasp.com